Exhibit 99.B(d)(5)

September 1, 2008

Mr. Mark Swanson

Treasurer and Principal Financial Officer

SSgA Funds

909 A Street

Tacoma, WA  98402

RE:                              SSgA Funds Waiver and Reimbursement Agreement

Dear Mark:

SSgA Funds Management, Inc. (“SFM”), as advisor to the SSgA Funds (the “Funds”), agrees to waive up to the full amount of the Advisory Fee and to reimburse the Funds for all expenses on an annual basis (exclusive of non-recurring account fees and extraordinary expenses) to the extent that total expenses exceed the caps stated below, until December 31, 2009.

SSgA Fund Name	Total Expense Reimbursement	Expiration Date
Aggressive Equity	All expenses in excess of 1.10%	December 31, 2009
Aggressive Equity Class R	All expenses in excess of 1.60%	December 31, 2009
Bond Market	All expenses in excess of .50%	December 31, 2009
Bond Market Class R	All expenses in excess of 1.00%	December 31, 2009
Concentrated Growth Opportunities	All expenses in excess of 1.10%	December 31, 2009
Core Edge Equity Fund	All expenses in excess of 1.60%(1)	December 31, 2009
Core Opportunities	All expenses in excess of 1.10%	December 31, 2009
Core Opportunities Class R	All expenses in excess of 1.60%	December 31, 2009
Directional Core Equity	All expenses in excess of 1.60%(2)	December 31, 2009
Emerging Markets	All expenses in excess of 1.25%	December 31, 2009
Enhanced Small Cap	All expenses in excess of .75%	December 31, 2009
High Yield Bond	All expenses in excess of .75%	December 31, 2009
IAM SHARES	All expenses in excess of .65%	December 31, 2009
Intermediate Fund	All expenses in excess of .60%	December 31, 2009
International Growth Opportunities	All expenses in excess of 1.10%	December 31, 2009
International Stock Selection	All expenses in excess of 1.00%	December 31, 2009
International Stock Selection Class R	All expenses in excess of 1.60%	December 31, 2009
Large Cap Value	All expenses in excess of 1.10%	December 31, 2009
Life Solutions Balanced	All expenses in excess of .45%	December 31, 2009
Life Solutions Growth	All expenses in excess of .45%	December 31, 2009
Life Solutions Income and Growth	All expenses in excess of .45%	December 31, 2009
Money Market	All expenses in excess of .40%	December 31, 2009
Prime Money Market	All expenses in excess of .20%	December 31, 2009
S&P 500 Index	All expenses in excess of .18%	December 31, 2009

(1) Exclusive of nonrecurring account fees, extraordinary expenses, AND interest on securities sold short.

(2) Exclusive of nonrecurring account fees, extraordinary expenses, AND interest on securities sold short.

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Small Cap Class R	All expenses in excess of 1.60%	December 31, 2009
Tuckerman Active REIT	All expenses in excess of 1.00%	December 31, 2009
US Treasury Money Market	All expenses in excess of .20%	December 31, 2009

In addition, SFM agrees to the following management fee waivers on an annual basis for certain Funds in the amounts and for the expiration dates shown in the table below.

SSgA Fund Name	Management Fee Waiver	Expiration Date
Prime Money Market	.05% of .15% management fee	December 31, 2010
US Treasury Money Market	.05% of .15% management fee	December 31, 2010

This agreement, which supersedes any prior voluntary waiver or reimbursement arrangements for the Funds specifically named above may, at SFM’s option, continue after the dates designated above, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSgA FUNDS MANAGEMENT, INC.

By:	/s/ James E. Ross
James E. Ross, Senior Managing Director and President

Accepted and Agreed:

SSgA Funds, on behalf of the portfolios named above

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Principal Financial Officer

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